EXHIBIT 99.1

Mika Nishimura Joins Accuray Board of Directors

SUNNYVALE, Calif., August 23, 2021 – Accuray Incorporated (NASDAQ: ARAY) announced today the appointment of Mika Nishimura to the company’s Board of Directors, effective as of August 17, 2021. With Ms. Nishimura’s appointment, the Accuray Board will consist of nine members. Ms. Nishimura also currently serves as an Independent Director on the Boards of SI-BONE, Inc., and MobileODT, and as a Board advisor to Tristel, plc. A commercial business executive with more than 25 years of global medical device industry experience, Ms. Nishimura has deep product commercialization experience across a broad range of innovative medical technologies.

For the last 10 years, Ms. Nishimura has been an Operational Partner with Gilde Healthcare Partners, a life-science focused venture fund, where she has been an integral member of the investment team and contributed to the fund's success with over 12 company exit events. In her most recent executive position, Ms. Nishimura was Vice President, Commercialization at nVision Medical Corporation, a pre-commercial stage company focused on gynecologic oncology which was acquired by Boston Scientific Corporation. During her tenure with nVision, she was responsible for leading all aspects of commercial strategy in addition to acting as a key contributor to clinical strategy and business operations. Previously, Ms. Nishimura was Vice President, Commercial Development at Auxogyn Incorporated, where she created the vision for and successfully executed the commercialization strategy for a first of its kind AI-based embryo assessment technology.

“Mika’s background makes her an ideal candidate for the Accuray Board of Directors as the company continues to introduce new innovative technology to drive our strategic growth agenda. She is an experienced medical device executive who has a track record of value creation in both management as well as governance roles. We are excited to have Mika joining the Accuray board and look forward to the impact she will have,” said Joshua H. Levine, Chief Executive Officer of Accuray.

“As a volunteer Board member for a California non-profit cancer organization and a former executive with a company focused on gynecologic cancer, I understand the impact that the right treatment option can have on a patient’s life. I’m really pleased about the opportunity to join the Accuray Board and help the company increase access to its potentially life-saving radiation therapy solutions,” said Mika Nishimura.

About Accuray

Accuray is committed to expanding the powerful potential of radiation therapy to improve as many lives as possible. We invent unique, market-changing solutions that are designed to deliver radiation treatments for even the most complex cases—while making commonly treatable cases even easier—to meet the full spectrum of patient needs. We are dedicated to continuous innovation in radiation therapy for oncology, neuro-radiosurgery, and beyond, as we partner with clinicians and administrators, empowering them to help patients get back to their lives, faster. Accuray is headquartered in Sunnyvale, California, with facilities worldwide. To learn more, visit www.accuray.com or follow us on Facebook, LinkedIn, Twitter, and YouTube.

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EXHIBIT 99.1

Investor Contact:

Joe Diaz

Investor Relations, Lytham Partners

+1 (602) 889-9700

diaz@lythampartners.com

Media Contact:

Beth Kaplan

Accuray

+1 (408) 789-4426

bkaplan@accuray.com